EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900
FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

SECOND QUARTER 2012 RECORD RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut, July 18, 2012.  Amphenol Corporation (NYSE-APH) reported today second quarter 2012 record diluted earnings per share of $.86 compared to $.85 per share for the comparable 2011 period.  Such per share amount for the 2011 quarter includes an $18 million ($11 million after tax), or $.06 per share, gain related to the adjustment of a contingent purchase price obligation for a 2010 acquisition.  Excluding this effect, diluted earnings per share was $.79 for the quarter ended June 30, 2011.  Sales for the second quarter 2012 were a record $1.061 billion compared to $1.018 billion for the 2011 period.  Currency translation had the effect of decreasing sales by approximately $19 million in the second quarter 2012 compared to the 2011 period.

For the six months ended June 30, 2012, diluted earnings per share were $1.63 compared to $1.57 for the 2011 period.  Excluding the effect of the adjustment above, diluted earnings per share was $1.51 for the six months ended June 30, 2011.  Sales for the six months ended June 30, 2012 were $2.043 billion compared to $1.958 billion for the 2011 period.  Currency translation had the effect of decreasing sales by approximately $23 million for the six month 2012 period compared to the 2011 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to report new records of performance in the second quarter of 2012 with sales and EPS of $1.061 billion and $.86, respectively.  Sales increased by approximately 4% year-over-year and 8% sequentially. On a year-over-year basis, strength in the automotive, industrial, commercial aerospace and telecommunications and data communications equipment markets offset declines in the defense and wireless markets.  This is once again confirmation of the significant benefits of the Company’s diversity, especially given the uncertain environment in many of the world’s economies. In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability, resulting in another sequential operating margin improvement of 50 basis points to 19.4% in Q2 2012.  I am very proud of our organization as we continue to execute well.”

“Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  Consistent with this strategy, in the second quarter, the Company completed the acquisition of the Deutgen Group, a German manufacturer of high-technology, precision injection molded components primarily for automotive applications with annual sales of approximately $25 million.  This acquisition expands the Company’s product portfolio, in particular providing new expertise in advanced injection molding technologies for demanding applications in vehicles. In addition to our successful acquisition program, the Company continues to deploy its financial strength in a variety of other ways to increase shareholder value.  These include the purchase in this quarter of 2.1 million shares of the Company’s stock pursuant to our stock repurchase plan as well as the previously announced increase in the quarterly dividend to $.105 per share effective for dividends paid after March 2012.”

“Based on the assumption of stable economic conditions and current currency exchange rates including a relatively weaker euro, we expect third quarter 2012 revenues in the range of $1.080 billion to $1.100 billion and diluted EPS in the range of $.87 to $.90.  For the full year 2012, we now expect to achieve revenues and diluted EPS in the range of $4.210 billion to $4.250 billion and $3.38 to $3.44, respectively, an increase of 7% to 8% and 11% to 13% over 2011 revenues and diluted EPS (excluding 2011 one-time items), respectively. This compares to prior full year 2012 guidance for revenues and diluted EPS in the range of $4.105 billion to $4.190 billion and $3.30 to $3.38, respectively.  Despite the widely reported uncertainties in many global economies, we believe we can perform well in the dynamic electronics market due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our leading interconnect technologies in all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Importantly, our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to a constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (EST) July 18, 2012.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:59 P.M. (EST) on Friday, July 20, 2012.  The replay numbers are toll free 800-839-2290; International toll number is 203-369-3607; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.

Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Military, Commercial Aerospace, Automotive, Broadband Communications, Industrial, Telecommunications and Data Communications, Wireless Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2011, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$1,061,107	$1,017,738	$2,042,711	$1,958,323

Cost of sales	726,946	696,516	1,399,279	1,332,977

Gross profit	334,161	321,222	643,432	625,346

Change in contingent acquisition related obligations	—	(17,813)	—	(17,813)

Selling, general and administrative expense	127,985	124,161	251,977	242,200

Operating income	206,176	214,874	391,455	400,959

Interest expense	(15,099)	(11,371)	(28,848)	(21,387)
Other income (expenses), net	2,634	2,130	4,821	3,834

Income before income taxes	193,711	205,633	367,428	383,406

Provision for income taxes	(51,818)	(56,739)	(98,287)	(105,627)

Net income	141,893	148,894	269,141	277,779
Less: Net income attributable to noncontrolling interests	(951)	(1,143)	(1,636)	(2,070)

Net income attributable to Amphenol Corporation	$140,942	$147,751	$267,505	$275,709

Net income per common share - Basic	$0.87	$0.86	$1.65	$1.59

Weighted average common shares outstanding - Basic	161,511,550	171,194,474	162,186,707	173,170,408

Net income per common share - Diluted (1)	$0.86	$0.85	$1.63	$1.57

Weighted average common shares outstanding - Diluted	163,871,565	173,592,458	164,613,352	175,707,345

Dividends declared per common share	$0.105	$0.015	$0.210	$0.030

Note 1            Earnings per share for the 2011 quarter includes a $17.8 million ($11.2 million after tax), or $.06 per share, gain related to the adjustment of a contingent purchase price obligation for a 2010 acquisition.  Excluding this effect, diluted earnings per share was $.79 and $1.51 for the three and six months ended June 30, 2011, respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	June 30,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$646,014	$515,086
Short-term investments	134,450	133,848
Total cash, cash equivalents and short-term investments	780,464	648,934
Accounts receivable, less allowance for doubtful accounts of $11,481 and $11,113, respectively	840,090	767,181
Inventories, net	675,342	649,862
Other current assets	130,264	115,260

Total current assets	2,426,160	2,181,237

Land and depreciable assets, less accumulated depreciation of $680,069 and $655,869, respectively	396,180	380,501
Goodwill	1,803,710	1,746,113
Other long-term assets	140,789	137,374

	$4,766,839	$4,445,225

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$431,954	$377,867
Accrued salaries, wages and employee benefits	81,040	83,810
Accrued income taxes	85,653	87,315
Other accrued expenses	113,725	93,125
Short-term debt	89,284	298

Total current liabilities	801,656	642,415

Long-term debt	1,454,545	1,376,831
Accrued pension and post employment benefit obligations	204,932	207,049
Other long-term liabilities	42,189	34,144

Equity:
Common stock	161	163
Additional paid-in capital	248,973	189,166
Accumulated earnings	2,135,047	2,102,497
Accumulated other comprehensive loss	(133,607)	(120,057)

Total shareholders’ equity attributable to Amphenol Corporation	2,250,574	2,171,769

Noncontrolling interests	12,943	13,017

Total equity	2,263,517	2,184,786

	$4,766,839	$4,445,225

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Six months ended
	June 30,
	2012	2011

Cash flow from operating activities:
Net income	$269,141	$277,779
Adjustments for cash flow from operating activities:
Depreciation and amortization	58,591	57,208
Stock-based compensation expense	15,101	13,381
Change in contingent acquisition related obligations	—	(17,813)
Excess tax benefits from stock-based compensation payment arrangements	(9,677)	(5,493)
Net change in components of working capital	(40,573)	(115,869)
Net change in other long-term assets and liabilities	(978)	3,154

Cash flow provided by operating activities	291,605	212,347

Cash flow from investing activities:
Additions to property, plant and equipment	(63,422)	(46,457)
Proceeds from disposals of fixed assets	2,304	677
Purchases of short-term investments	(142,330)	(69,330)
Sales and maturities of short-term investments	141,728	82,324
Acquisitions, net of cash acquired	(82,349)	(51,889)

Cash flow used in investing activities	(144,069)	(84,675)

Cash flow from financing activities:
Borrowings under senior notes	498,730	—
Borrowings under credit facilities	436,036	489,200
Repayments under credit facilities	(767,900)	(136,821)
Payment of fees and expenses related to debt financing	(4,318)	(2,105)
Proceeds from exercise of stock options	35,708	21,451
Excess tax benefits from stock-based compensation payment arrangements	9,677	5,493
Payment of contingent acquisition related obligations	—	(40,000)
Payments to shareholders of noncontrolling interests	(1,650)	(27,122)
Purchase and retirement of treasury stock	(201,020)	(360,998)
Dividend payments	(19,500)	(5,241)

Cash flow used in financing activities	(14,237)	(56,143)

Effect of exchange rate changes on cash and cash equivalents	(2,371)	13,791

Net change in cash and cash equivalents	130,928	85,320
Cash and cash equivalents balance, beginning of period	515,086	525,888

Cash and cash equivalents balance, end of period	$646,014	$611,208

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Trade Sales:
Interconnect Products	$985,490	$943,752	$1,893,525	$1,821,268
Cable Products	75,617	73,986	149,186	137,055
Consolidated	$1,061,107	$1,017,738	$2,042,711	$1,958,323

Operating income:
Interconnect Products	$212,586	$203,380	$403,445	$397,492
Cable Products	10,458	9,500	21,134	16,959
Stock-based compensation expense	(7,610)	(7,061)	(15,101)	(13,381)
Change in contingent acquisition related obligations	—	17,813	—	17,813
Other operating expenses	(9,258)	(8,758)	(18,023)	(17,924)
Consolidated	$206,176	$214,874	$391,455	$400,959

ROS%:
Interconnect Products	21.6%	21.6%	21.3%	21.8%
Cable Products	13.8%	12.8%	14.2%	12.4%
Stock-based compensation	-0.7%	-0.7%	-0.7%	-0.7%
Change in contingent acquisition related obligations	—	1.7%	—	0.9%
Corporate - all other	-0.9%	-0.9%	-0.9%	-0.9%

Consolidated	19.4%	21.1%	19.2%	20.5%